Mike Linton and Pamela Hughes Patenaude to join loanDepot board of directors

Linton’s extensive consumer experience and Patenaude’s deep housing sector expertise to strengthen loanDepot’s offering and accelerate strategic growth

FOOTHILL RANCH, Calif., July 30, 2021 – loanDepot, Inc. (the “Company,” NYSE: “LDI,” together with its subsidiaries, “loanDepot”), the nonbank lending innovator that is using its proprietary mello® technology to transform the mortgage industry, today announced the appointment of Mike Linton, a consumer and product marketing expert, and Pamela Hughes Patenaude, a prominent housing policy expert and former deputy secretary of the U.S. Department of Housing and Urban Development, to its board of directors.

“We are at a critical point in our growth trajectory as a new public company focused on expanding and enhancing our technology-powered products and services to continue providing seamless experiences for our customers throughout their home ownership journey,” said loanDepot Founder, Chairman and CEO Anthony Hsieh. “Mike is well known for his unique ability to build strong customer relationships and brands, and Pam has extensive experience solving complex problems in the real estate and housing policy space. Together, they will be instrumental in helping our board and management to drive long term value for our stakeholders by delivering on our mission to delight customers and exceed their expectations.”

“It is an extraordinary opportunity to serve on the board of a company that clearly understands the importance of having a recognizable and trustworthy brand that resonates with its core customers,” said Linton. “As remarkable as its first 11 years have been in building its esteemed reputation, loanDepot has incredible potential to reach and impact even more customers by building on its track record of introducing innovative products and services.”

“loanDepot has been a true disruptor in the mortgage industry and built an incredibly strong business by anticipating the housing market and setting the pace for others to follow,” said Patenaude. “It is an honor to join the board, Anthony and his team as they embrace the opportunities in this constantly shifting mortgage market and continue to innovate at the forefront of this industry.”

Mike Linton

Linton brings more than 35 years of experience in product marketing and customer experience management. He joined Ancestry, the global leader in family history and consumer genomics, as chief revenue officer in September 2019 to lead consumer and product marketing with a focus on accelerating growth and continuing to build a global brand that consumers love and trust. Prior to Ancestry, he served as the chief marketing officer of Farmers Insurance where his responsibilities included strategic planning, marketing, research, internal and external communications, customer experience and managing the company’s digital and mobile efforts.

Prior to that, Linton has held various positions at companies, including eBay, Procter & Gamble and Progressive Insurance. He also served as Best Buy’s first chief marketing officer.

Linton is currently on the board of directors of Medical Solutions and The Wine Group and advises several early-stage companies. He previously served on the boards of Peet’s Coffee & Tea, Allen Edmonds and Capella Education. Among numerous recognitions, he was named one of the 30 most influential marketers three times by Ad Age and has been awarded four Effies and a Valiente in addition to being elected to the Retail Advertising Hall of Fame. In 2017, Linton was also named one of the 50 most innovative chief marketing officers in the world by Business Insider and client of the year by ThinkLA. Linton received his undergraduate degree from Bowling Green State University and his MBA from Duke University's Fuqua School of Business.

Pamela Hughes Patenaude

Patenaude is an accomplished real estate, housing policy and disaster recovery expert with a three-decade track record of success as an executive in government, the nonprofit sector and private industry. Patenaude served as the deputy secretary of the U.S. Department of Housing and Urban Development and managed the day-to-day operations of the $52 billion cabinet level agency with a diverse portfolio of federal housing and community development programs and more than 7,000 employees located in 65 offices nationwide.

She currently serves on the board of directors for Habitat for Humanity International and the Bipartisan Policy Center. Patenaude is a trustee and vice chairman of the Home Builders Institute, and a member of the FDIC Advisory Committee on Economic Inclusion. Patenaude is the principal of Granite Housing Strategies, LLC, where she serves as a strategic advisor for clients engaged in real estate development, affordable housing and disaster recovery management. Patenaude recently served as an independent director of CoreLogic, Inc., where she was a member of the audit and compensation committees. Patenaude previously served as the President of the J. Ronald Terwilliger Foundation for Housing America’s Families, a national nonprofit, education, and research organization dedicated to illuminating America’s affordable housing crisis. Patenaude was the first recipient of the CoreLogic EPIQ Impact Award and was honored as one of Housing Wire magazine’s “2013 Woman of Influence.” Patenaude earned a Bachelor of Science degree from Saint Anselm College and a Master of Science degree in community economic development from Southern New Hampshire University.

About loanDepot:
loanDepot is a contemporary financial services company dedicated to delivering a best-in-class experience to its mortgage purchase and refinance customers. Launched in 2010, loanDepot offers a diversified network of retail and partner business channels, uniquely positioning it to serve a wide range of customers. Headquartered in Southern California, loanDepot has funded more than $350 billion in mortgage loans since its founding and currently ranks as the second largest retail nonbank lender and one of the leading retail mortgage lenders in the United States. Committed to serving the communities in which its team members live and work,

loanDepot has donated millions of dollars to support a variety of local, regional and national philanthropic efforts, most recently giving more than $2.5 million to help with COVID-related efforts for first responders, healthcare workers, individuals and families nationwide. loanDepot is a founding sponsor of War Heroes on Water, which supports ongoing therapeutic healing services for combat-wounded veterans nationwide.

Investor Relations Contact:
Gerhard Erdelji
SVP, Investor Relations
(949) 822-4074
IR@loandepot.com

Media Contact:
Rebecca Anderson
SVP, Strategic Communications & Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com

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